Fushi Copperweld Reports
Second Quarter 2010 Financial Results

DALIAN, China, August 4, 2010 – Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter Highlights
-	GAAP Net Income increased significantly to $13.4M, or $0.35 per diluted share
-	Adjusted Net Income increased 74.5% to $12.4M, or $0.33 per diluted share
-	US operations realized Net Income of $0.6M; best quarter since second quarter 2008
-	Expanded presence in Southern China through acquisition of Shanghai Hongtai
-	Sequential volume as measured in metric tons increased 9.6% as compared to the first quarter of 2010
-	Gross profit increased 45.6% to $19.6M, or 28.4% of revenue
-	Successfully installed 8,200 metric tons of copper-clad steel (CCS) capacity in Dalian facility

Revenues for the second quarter of 2010 increased 42.9% to $69.0 million, up from $48.3 million in the prior year quarter. Organic revenue growth excluding the impact of acquisitions during the quarter was 22.0%.  The $20.7 million increase in revenues was primarily driven by continued improvement in global demand, higher average selling prices partially due to increased copper prices, and incremental contribution from recent acquisitions.

Gross profit in the second quarter of 2010 increased 45.6% year-over-year to $19.6 million from $13.5 million in the prior year quarter. Consolidated gross margin increased to 28.4% from 27.9% in the prior year period, as a result of improved pricing discipline within the wire industry, an improved product mix and benefits of operational leverage gained at the Company’s Fayetteville facility.  Gross margin for the Company’s Dalian facility increased to 34.3% from 31.0% in the prior year quarter, while gross margin for the Company's Fayetteville, TN facility decreased to 14.6% from 15.5% in the prior year quarter primarily due to higher raw material prices.

Operating expenses in the second quarter increased to $5.5 million, compared to $4.3 million in the prior year quarter. This increase was due to higher G&A costs associated with increased global sales efforts and an increase in costs resulting from the Company’s acquisitions of Shanghai Hongtai and Dalian Jinchuan. On a percentage basis, operating expenses decreased 80 basis points to 8.0% of revenues from 8.8% in the second quarter of 2009.

On a GAAP basis, net income for the 2010 second quarter was $13.4 million, or $0.35 per diluted share. This compares with net income of $1.6 million, or $0.06 per diluted share, in the second quarter of 2009. The GAAP results for the second quarter of 2010 included a gain on acquisitions of $1.8 million, interest income of $0.2 million, and other income of $0.1 million.

Excluding all non-cash gains and expenses and one-time, non-recurring losses, adjusted net income was $12.4 million or $0.33 per diluted share in the second quarter of 2010, compared to adjusted net income of $7.1 million or $0.25 per diluted share, in the prior year quarter.

During the three months ended June 30, 2010, the Company generated $2.1 million of cash flow from operations, compared to $5.5 million operating cash flow for the comparable period in 2009. In the six months ended June 30, 2010, the Company generated $10.0 million of cash flow from operations, compared to $4.5 million for same period last year. The Company's cash position at the end of the second quarter was $73.8 million while the Company's long-term debt position was $0.1 million, compared to debt of $32.7 million at December 31, 2009. Accounts receivables at June 30, 2010 were $64.1 million, compared to $57.0 million on March 31, 2010, an increase of 12.5% primarily due to sales growth at the Company’s Fayetteville facility and recent acquisitions.

Mr. Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “We are very pleased with our performance in the 2010 second quarter, which speaks to the diversified nature of our business and the benefits of the actions we have taken to enhance our strategic positioning. Revenues in the quarter were driven by strong, emerging business in markets all over the world, which offset a decline in volumes resulting from what we believe to be a temporary slowdown in China’s 3G build-out.    The increased worldwide demand for our products was reflected in higher volumes at our Fayetteville facility, where we saw continued improvement in profitability as a result of higher utilization levels and the steps we’ve taken to reduce costs and improve our operational efficiency. The additional CCS capacity we recently added at our Dalian facility also enables us to meet some of this global demand and should play an even larger role in future quarters. Lastly, the integration of our recent acquisitions have progressed as planned, and we look forward to the additional benefits these strategic purchases will bring going forward.”

Mr. Longever continued, "We remain confident in our ability to continue to grow our business and enhance our profitability. The demand for global infrastructure investment continues, even if the pace of the global economic recovery may have slowed since the beginning of the year.  With so many attributes that differentiate our products, we are confident that we have the best solutions available to address the large market opportunity ahead of us. From an operational standpoint, we have the footprint to deliver our products anywhere in the world quickly and cost effectively, and we will continue to look for ways to better reach and serve our customers. We are very pleased with our progress and prospects.”

Outlook

Based on current business trends, the Company expects adjusted fully diluted earnings per share to be between $0.33 and $0.35 for the third quarter of 2010 and to be between $1.25 and $1.29 for the 2010 full-year period, based on an estimated weighted average diluted share count of 38.3 million shares for the third quarter of 2010 and 37.4 million for full-year periods. This expectation is based on the assumption that the effective tax rate at the consolidated level will be 17.5%.

Conference Call

The Company will conduct a conference call to discuss the second quarter 2010 results today, Wednesday, August 4, 2010, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-223-7781 and accessed internationally at 1- 416-340-8018.  A live webcast of the conference call will also be available at http://bit.ly/FSINevents on the Investor Relations section. A replay of the call will be available at http://bit.ly/FSINevents.

Reconciliation of Non-GAAP Financial Measures

Our net income was materially impacted by certain non-cash expenses and one-time events. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expense related to stock-based compensation and the change in the fair value of derivative liabilities related to the conversion option in our outstanding Convertible Bonds and certain warrants, and the one-time non-cash gain on acquisition. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows.

	Q2 2010	Q2 2009

GAAP Net Income	13,439,809	1,562,700
Non-cash expense:
Warrant - change of derivative liablity		4,583,809
CB - change of derivative liability		688,876
Acquisition gain	(1,765,376)	-
Compensation cost (stock option)	180,592	337,859
Total non-cash expense	(1,584,784)	5,610,544
Provision for income tax	572,397	(114,872)
Adjusted to Non-GAAP Net income	12,427,422	7,058,372

GAAP Earnings per share:
Basic	0.36	0.06
Diluted	0.35	0.06

Non-GAAP Earnings per share:
Basic	0.33	0.25
Diluted	0.33	0.25

About Fushi Copperweld
Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications.  With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects,” “estimates,” or “may” or similar expressions or the negative of such terms. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Finance — Fushi Copperweld Inc.
Phone +1.931.433.0482 — E-mail: ir@fushicopperweld.com
Web:  www.fushicopperweld.com

Media
Thomas Horton, Director of Global Marketing — Fushi Copperweld Inc.
Phone: +1.615.428.3333 — E-mail: media@fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30,	December 31,
	2010	2009
	Unaudited
ASSETS
CURRENT ASSETS:
Cash	$73,787,555	$60,597,849
Accounts receivable, trade, net of allowance of bad debt of $ 1,031,398 and $1,024,684 as of June 30, 2010 and December 31, 2009, respectively	64,058,653	67,284,600
Inventories	22,547,129	10,875,782
Notes receivables	184,658	122,972
Other receivables and prepaid expenses	685,255	1,137,566
Advances to suppliers	25,177,421	8,582,346
Deposit in derivative hedge	-	1,000,000
Total current assets	186,440,671	149,601,115

PLANT AND EQUIPMENT, net	130,964,932	117,385,566

OTHER ASSETS:
Advances to suppliers, non-current	711,311	1,356,404
Notes receivables, non-current	429,106	699,106
Intangible assets, net of accumulated amortization	14,275,013	11,924,056
Deferred loan expense, net	-	2,045,349
Deferred tax assets	15,248,484	11,722,469
Total other assets	30,663,914	27,747,384

Total assets	$348,069,517	$294,734,065

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolver line of credit	$-	$4,033,783
Accounts payable, trade	7,313,267	4,002,773
Notes payable, current	-	10,000,000
Other payables and accrued liabilities	5,167,396	3,928,374
Taxes payable	3,907,036	2,599,055
Cross currency hedge payable	-	436,702
Obligation under capital lease, current	76,557	71,503
Total current liabilities	16,464,256	25,072,190

LONG-TERM LIABILITIES:
Notes payable, non-current	-	25,000,000
Obligation under capital lease, non-current	110,719	153,626
Fair value of derivative instrument	-	7,532,527
Total long-term liabilities	110,719	32,686,153

Total liabilities	16,574,975	57,758,343

COMMITMENTS AND CONTINGENCIES	5,075,000

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of June 30, 2010 and December 31, 2009	-	-
Common stock, $0.006 par value, 100,000,000 shares authorized,
June 30, 2010: 37,518,595 shares issued and outstanding
December 31, 2009: 29,772,780 shares issued and outstanding	225,113	178,638
Additional paid in capital	164,829,350	105,540,676
Statutory reserves	19,511,407	16,282,793
Retained earnings	114,865,703	97,283,748
Accumulated other comprehensive income	26,987,969	17,689,867
Total shareholders’ equity	326,419,542	236,975,722

Total liabilities and shareholders’ equity	$348,069,517	$294,734,065

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

REVENUES	$69,005,366	$48,301,545	$128,555,208	$83,558,081

COST OF GOODS SOLD	49,415,219	34,848,865	91,143,795	61,166,026

GROSS PROFIT	19,590,147	13,452,680	37,411,413	22,392,055

OPERATING EXPENSES
Selling expenses	1,365,164	1,086,414	2,617,126	2,288,561
General and administrative expenses	4,161,196	3,167,361	7,919,070	6,237,603
Total operating expenses	5,526,360	4,253,775	10,536,196	8,526,164

INCOME FROM OPERATIONS	14,063,787	9,198,905	26,875,217	13,865,891

OTHER INCOME (EXPENSE)
Interest income	197,151	83,004	389,941	166,621
Interest expense	(5,973)	(1,478,203)	(514,455)	(2,949,071)
Bargain purchase gain	1,765,376	-	5,070,389	-
Gain (Loss) on cross currency hedge	-	(215,964)	(753,666)	(382,374)
Gain (Loss) on derivative instrument settlement	-	-	(6,650,000)	-
Gain (Loss) on debt extinguishment	-	-	(2,395,778)	-
Change in fair value of derivative liability - warrants	-	(688,876)	-	(752,114)
Change in fair value of derivative liability - conversion option	-	(4,583,809)	-	(5,122,846)
Other income (expense), net	122,628	(140,133)	(18,444)	(246,482)
Total other income (expense), net	2,079,182	(7,023,981)	(4,872,013)	(9,286,266)

INCOME BEFORE INCOME TAXES	16,142,969	2,174,924	22,003,204	4,579,625

(PROVISION) BENEFIT FOR INCOME TAXES
Deferred income tax (provision) benefit	79,529	738,180	3,526,015	2,364,707
Current income tax expense	(2,782,689)	(1,350,404)	(4,718,650)	(2,280,715)
(Provision) benefit for income taxes, net	(2,703,160)	(612,224)	(1,192,635)	83,992

NET INCOME	13,439,809	1,562,700	20,810,569	4,663,617

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	1,890,314	433,866	1,765,575	39,957
Change in fair value of derivative instrument	-	(751,227)	882,527	(3,513,356)
Reclassification of change in cash flow hedge to earnings	-	-	6,650,000	-

COMPREHENSIVE INCOME	$15,330,123	$1,245,339	$30,108,671	$1,190,218

EARNINGS PER SHARE:
Basic	$0.36	$0.06	$0.58	$0.17
Diluted	$0.35	$0.06	$0.57	$0.17

WEIGHTED AVERAGE SHARES:
Basic	37,343,714	27,827,838	36,016,078	27,696,388
Diluted	37,991,800	28,323,611	36,633,668	28,054,226

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,810,569	$4,663,617
Adjustments to reconcile net income
provided by operating activities:
Bad debt expense	-	27,793
Write-off of non-current advances to suppliers	525,588
Write-off of patent	87,500
Reserve for inventories	56,000	23,272
Inventories write-off	-	179,654
Depreciation	5,822,284	4,612,405
Loss on sale of property and equipment	-	117,430
Deferred taxes	(3,526,015)	(2,364,707)
Reserve for notes receivables	250,000	-
Amortization of intangible assets	255,982	238,283
Amortization of loan commission	249,571	544,900
Amortization of stock compensation expense	373,649	928,727
Loss on cross currency hedge	753,666	382,374
Loss on derivative instrument settlement	6,650,000
Loss on debt extinguishment	2,395,778	-
Bargain purchase gain	(5,070,389)	-
Change in fair value of derivative liability - conversion option	-	5,122,846
Change in fair value of derivative liability - warrants	-	752,114
Change in operating assets and liabilities:
Accounts receivable	6,477,996	(9,906,381)
Inventories	(10,215,093)	(10,699,400)
Notes receivables	(41,241)	63,638
Other receivables and prepayments	460,654	102,867
Advances to suppliers - current	(15,826,015)	12,233,042
Accounts payable	318,422	(2,091,085)
Other payables and accrued liabilities	(1,767,349)	(2,477,339)
Taxes payable	926,092	2,062,180
Net cash provided by operating activities	9,967,649	4,516,230

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for puchase of subsidiaries	(6,375,000)	-
Cash acquired from acquisition of subsidiaries	901,463	-
Payments on cross currency hedge payable	(1,190,368)	(114,580)
Payment for unwind of cross currency hedge	(5,650,000)	-
Proceeds from sale of property and equipment	-	424,444
Purchases of property and equipment	(1,736,395)	(3,135,693)
Net of payments on prepayment of equipment	-	(2,473,841)
Net of claimed VAT on purchases of property and equipment	25,755	-
Net cash used in investing activities	(14,024,545)	(5,299,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on revolver line of credit	(9,513)	(222,709)
Payoff of revolver line of credit	(4,024,270)	-
Payments on short-term bank loans	-	(17,553,600)
Release of restricted cash	-	1,000,000
Payment on capital lease obligation	(37,853)	-
Payment of high yield notes payable	(35,600,000)	-
Proceeds on issuance of common stock	56,361,500	1,920,000
Net cash provided by (used in) financing activities	16,689,864	(14,856,309)

EFFECT OF EXCHANGE RATE ON CASH	556,738	(38,459)

CHANGE IN CASH	13,189,706	(15,678,208)

CASH, beginning of period	60,597,849	65,611,770

CASH, end of period	$73,787,555	$49,933,562

Supplemental cash flow disclosures:
Interest paid	$1,401,542	$1,988,420
Income tax paid	$3,830,567	$1,933,546